UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

April 15, 2015
Date of Report (Date of earliest event reported)

AMERCO
(Exact name of registrant as specified in its charter)

Nevada	1-11255	88-0106815
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

1325 Airmotive Way, Ste. 100 Reno, Nevada 89502-3239
(Address of Principal Executive Offices, including zip code)

(775) 688-6300
(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02   Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On April 15, 2015, the Board of Directors (the “Board”) of AMERCO, a Nevada corporation (the “Company”), unanimously elected Samuel J. Shoen, age 37, to serve as a member of the Board of the Company, effective as of April 15, 2015, thereby filling the vacant seat on the Board.

Samuel J. Shoen is not presently slated to serve on a committee of the Board. There are no arrangements or understandings between Samuel J. Shoen and any other persons pursuant to which he was selected as a Director.

Samuel J. Shoen is an executive officer of the Company, serving as the Project Manager of the Company’s U-Box division. He is the son of Edward J. Shoen, Chairman of the Board, President, and a significant stockholder of AMERCO. Samuel J. Shoen is also a member of the Board of Directors of the Company’s subsidiaries, U-Haul International, Inc., Oxford Life Insurance Company, Repwest Insurance Company and Amerco Real Estate Company.

For the fiscal year ended March 31, 2015 (“Fiscal 2015”), Samuel J. Shoen earned salary, bonus and director fees of $418,194.  He will receive additional annual compensation based on his appointment as a director of the Company in the amount of $67,500, which is the same compensation paid to other members of the Board.

Samuel J. Shoen is a lender to the Company pursuant to the Company’s U-Haul Investors Club program.  The U-Haul Investors Club provides for the issuance of notes by the Company directly to investors over the Company’s proprietary website, uhaulinvestorsclub.com.  As of March 31, 2015, Samuel J. Shoen has loaned to the Company $2.2 million by investing in the Company’s U-Notes with interest rates between 5.57% and 8.00%, with the largest aggregate amount outstanding during Fiscal 2015 being $2.2 million, and during Fiscal 2015 he received principal re-payments of $77 thousand.

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: April 15, 2015

AMERCO

/s/ Jason A. Berg

Jason A. Berg,

Principal Financial Officer and

Chief Accounting Officer